The information in this pricing supplement is not complete and may be changed.  This pricing supplement and the accompanying prospectus, prospectus supplement, and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated October 18, 2017

Preliminary Pricing Supplement (To the Prospectus dated July 18, 2016, the Prospectus Supplement dated July 18, 2016 and the Index Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-212571

$[•]

Annual AutoCallable Notes due October 30, 2020

Linked to the Least Performing Reference Asset of

the iShares® MSCI Emerging Markets ETF and the iShares® MSCI EAFE ETF

Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	October 27, 2017
Issue Date:	November 1, 2017
Final Valuation Date:*	October 27, 2020
Maturity Date:*	October 30, 2020
Call Valuation Dates:*	October 29, 2018, October 28, 2019 and the Final Valuation Date
Call Settlement Date:	The fifth business day following the Call Valuation Date on which an Automatic Call occurs, provided that the Call Settlement Date with respect to the Final Valuation Date will be the Maturity Date
Reference Assets:	The iShares® MSCI Emerging Markets ETF (the “Emerging Markets ETF”) and the iShares® MSCI EAFE ETF (the “EAFE ETF”), as noted in the following table:

	Reference Asset	Bloomberg Ticker	Initial Level	Barrier Level
	Emerging Markets ETF	EEM UP <Equity>	$[•]	$[•]
	EAFE ETF	EFA UP <Equity>	$[•]	$[•]

The Emerging Markets ETF and the EAFE ETF are each referred to as a “Reference Asset” and collectively as the “Reference Assets”
Automatic Call:

If, on any Call Valuation Date, the Closing Level of each Reference Asset is equal to or greater than its respective Initial Level, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable Redemption Price payable on the Call Settlement Date. No further amounts will be payable on the Notes after the Call Settlement Date.

Payment at Maturity:

If the Notes are not automatically called, and if you hold your Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount that you hold determined as follows:

▪                   If the Final Level of the Least Performing Reference Asset is equal to or greater than its Barrier Level, you will receive a payment of $1,000 per $1,000 principal amount Note

▪                   If the Final Level of the Least Performing Reference Asset is less than its Barrier Level, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset]

If your Notes are not automatically called, and if the Final Level of the Least Performing Reference Asset is less than its Barrier Level, you will be fully exposed to the negative performance of the Least Performing Reference Asset. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including any payment upon an Automatic Call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness or the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.  See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-1 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	3.20%	96.80%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $968.00 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $920.00 and $938.00 per Note.  The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-2 of this pricing supplement.

(3)          Barclays Capital Inc. will receive commissions from the Issuer of up to 3.20% of the principal amount of the Notes, or up to $32.00 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Redemption Price:	For every $1,000 principal amount Note, an amount equal to $1,000 plus a Call Premium calculated as follows:

	Call Valuation Date on which Automatic Call Occurs	Call Premium** (per $1,000 principal amount Note)
	First	[$94.50 - $104.50 ([9.45% - 10.45%] of the principal amount per Note)]
	Second	[$189.00 - $209.00 ([18.90% - 20.90%] of the principal amount per Note)]
	Third (Final Valuation Date)	[$283.50 - $313.50 ([28.35% - 31.35%] of the principal amount per Note)]

Barrier Level:	With respect to a Reference Asset, 80.00% of its Initial Level, rounded to two decimal places, as set forth in the table above
Initial Level:	With respect to a Reference Asset, the Closing Level on the Initial Valuation Date, as set forth in the table above
Final Level:	With respect to a Reference Asset, the Closing Level on the Final Valuation Date

Reference Asset Return:	With respect to a Reference Asset, an amount calculated as follows: Final Level – Initial Level Initial Level
Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above
Closing Level:

With respect to a Reference Asset, on any date, the official closing price per share of that Reference Asset published at the regular weekday close of trading on that day as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable

Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06744CF30 / US06744CF309

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

**            The actual Call Premium for each Call Valuation Date will be determined on the Initial Valuation Date. The Call Premium will not be less than $94.50 per $1,000 principal amount Note (9.45% of the principal amount per Note) with respect to the first Call Valuation Date and integral multiples with respect to each subsequent Call Valuation Date.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                Prospectus dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

•                Prospectus Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•                Index Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the Redemption Price ranges set forth in this pricing supplement. We determined the size of such ranges based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                You do not seek an investment that periodic interest or coupon payments or other sources of current income

•                You understand and accept that you will earn a positive return only if an Automatic Call occurs and, in the event that an Automatic Call does occur, your return will be limited to the applicable Call Premium

•                You understand and accept the risk that, if the Notes are never automatically called, the payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset

•                You do not anticipate that the Final Level of either Reference Asset will fall below the Barrier Level for such Reference Asset and you are willing to accept the risk that, if it does, you will lose some or all of the principal amount of your Notes

•                You are willing to accept the risks associated with an investment linked to the performance of the Reference Assets

•                You are willing to accept the risk that the Notes may be automatically called prior to maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•                You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity if they are not automatically called

•                You are willing to assume our credit risk for all payments on the Notes

•                You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                You seek an investment that produces fixed periodic interest or coupon payments or other sources of current income

•                You do not anticipate than an Automatic Call will occur

•                You seek uncapped exposure to any positive performance of the Reference Assets

•                You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose some or all of the principal amount of your Notes

•                You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets

•                You are unwilling or unable to accept the risk that the Notes may be automatically called prior to scheduled maturity

•                You are unwilling or unable to accept the risk that negative performance of only one Reference Asset may cause you to earn no positive return and/or to suffer a loss of principal at maturity, regardless of the performance of the other Reference Asset

•                You seek an investment for which there will be an active secondary market or and/or you are unable or unwilling to hold the Notes to maturity if the Notes are not automatically called

•                You are unwilling or unable to assume our credit risk for all payments on the Notes

•                You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes.  You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the prospectus and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The Call Valuation Dates (including the Final Valuation Date) and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, each Reference Asset and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AN AUTOMATIC CALL

The following table illustrates the hypothetical total return on the Notes upon an automatic call.  The “total return”, as used in these examples, is the number, expressed as a percentage, that results from comparing the payment per $1,000 principal amount Note upon an automatic call to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences of investing the Notes and make the following key assumption:

▪                  Redemption Price per $1,000 principal amount Note: $1,094.50 (if called on the first Call Valuation Date), $1,189.00 (if called on the second Call Valuation Date) and $1,283.50 (if called on the final Call Valuation Date)

Example 1: The Notes are automatically called on the first Call Valuation Date.

Call Valuation Date	Is Closing Level of any Reference Asset Less Than Initial Level?	Are the Notes Automatically Called?	Redemption Price (per $1,000 principal amount Note)
1	No	Yes	$1,094.50

Because the Closing Level of each Reference Asset on the first Call Valuation Date is equal to or greater than its respective Initial Level, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the Call Settlement Date and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 9.45%.

Example 2: The Notes are automatically called on the second Call Valuation Date.

Call Valuation Date	Is Closing Level of any Reference Asset Less Than Initial Level?	Are the Notes Automatically Called?	Redemption Price (per $1,000 principal amount Note)
1	Yes	No	N/A
2	No	Yes	$1,189.00

Because the Closing Level of each Reference Asset on the second Call Valuation Date is equal to or greater than its respective Initial Level, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the Call Settlement Date and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 18.90%.

Example 3: The Notes are automatically called on the third Call Valuation Date (the Final Valuation Date).

Call Valuation Date	Is Closing Level of any Reference Asset Less Than Initial Level?	Are the Notes Automatically Called?	Redemption Price (per $1,000 principal amount Note)
1	Yes	No	N/A
2	Yes	No	N/A
3	No	Yes	$1,283.50

Because the Closing Level of each Reference Asset on the third Call Valuation Date (the Final Valuation Date) is equal to or greater than its respective Initial Level, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date (which will be the Maturity Date).

The total return on investment of the Notes is 28.35%.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following examples demonstrate how the payment at maturity will be calculated under various circumstances. The “total return” as used in these examples, is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis.  The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Hypothetical Initial Level of each Reference Asset: 100.00*

▪                  Barrier Level for each Reference Asset: 80.00 (80.00% of the hypothetical Initial Level set forth above)

▪                  Redemption Price for final Call Valuation Date (the Final Valuation Date): $1,283.50 per $1,000 principal amount Note

▪                  The Notes are NOT automatically called prior to maturity

*The hypothetical Initial Level of 100.00 and the hypothetical Barrier Level of 80.00 for each Reference Asset have been chosen for illustrative purposes only and do not represent likely Initial Levels or Barrier Levels for either Reference Asset. The Initial Level for each Reference Asset will be equal to its Closing Level on the Initial Valuation Date and the Barrier Level for each Reference Asset will be equal to 80.00% of the Initial Level.

For information about recent prices and levels of the Reference Assets, please see “Information Regarding the Reference Assets” in this pricing supplement.

Final Level		Reference Asset Return
Emerging Markets ETF	EAFE ETF	Emerging Markets ETF	EAFE ETF	Reference Asset Return of Least Performing Reference Asset	Payment at Maturity**	Total Return on the Notes
150.00	165.00	50.00%	65.00%	50.00%	$1,283.50	28.35%
140.00	155.00	40.00%	55.00%	40.00%	$1,283.50	28.35%
160.00	130.00	60.00%	30.00%	30.00%	$1,283.50	28.35%
120.00	150.00	20.00%	50.00%	20.00%	$1,283.50	28.35%
110.00	135.00	10.00%	35.00%	10.00%	$1,283.50	28.35%
105.00	100.00	5.00%	0.00%	0.00%	$1,283.50	28.35%
90.00	105.00	-10.00%	5.00%	-10.00%	$1,000.00	0.00%
120.00	80.00	20.00%	-20.00%	-20.00%	$1,000.00	0.00%
140.00	70.00	40.00%	-30.00%	-30.00%	$700.00	-30.00%
120.00	60.00	20.00%	-40.00%	-40.00%	$600.00	-40.00%
50.00	60.00	-50.00%	-40.00%	-50.00%	$500.00	-50.00%
135.00	40.00	35.00%	-60.00%	-60.00%	$400.00	-60.00%
30.00	50.00	-70.00%	-50.00%	-70.00%	$300.00	-70.00%
20.00	90.00	-80.00%	-10.00%	-80.00%	$200.00	-80.00%
10.00	35.00	-90.00%	-65.00%	-90.00%	$100.00	-90.00%
102.00	0.00	2.00%	-100.00%	-100.00%	$0.00	-100.00%

** Per $1,000 principal amount Note

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Level of the Emerging Markets ETF is 110.00 and the Final Level of the EAFE ETF is 135.00.

Because the Final Level of each Reference Asset is equal to or greater than its respective Initial Level, the Notes are subject to an Automatic Call. Accordingly, you will receive on the Maturity Date the applicable Redemption Price of $1,283.50 per $1,000 principal amount Note that you hold.

The total return on investment of the Notes is 28.35%.

Example 2: The Final Level of the Emerging Markets ETF is 120.00 and the Final Level of the EAFE ETF is 80.00.

Because the Final Level of at least one Reference Asset is less than its respective Initial Level, the Notes are not subject to an Automatic Call. Because the EAFE ETF has the lowest Reference Asset Return, the EAFE ETF is the Least Performing Reference Asset. Accordingly, the Final Level of the Least Performing Reference Asset is not less than its Barrier Level, and you will receive a payment at maturity of $1,000.00 per $1,000 principal amount Note that you hold.

The total return on investment of the Notes is 0.00%.

Example 3: The Final Level of the Emerging Markets ETF is 135.00 and the Final Level of the EAFE ETF is 40.00.

Because the Final Level of at least one Reference Asset is less than its respective Initial Level, the Notes are not subject to an Automatic Call. Because the EAFE ETF has the lowest Reference Asset Return, the EAFE ETF is the Least Performing Reference Asset. Accordingly, the Final Level of the Least Performing Reference Asset is less than its Barrier Level and you will receive a payment at maturity of $400.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset]

$1,000 + [$1,000 x -60.00%] = $400.00

The total return on investment of the Notes is -60.00%.

Example 4: The Final Level of the Emerging Markets ETF is 30.00 and the Final Level of the EAFE ETF is 50.00.

Because the Final Level of at least one Reference Asset is less than its respective Initial Level, the Notes are not subject to an Automatic Call. Because the Emerging Markets ETF has the lowest Reference Asset Return, the Emerging Markets ETF is the Least Performing Reference Asset. Accordingly, the Final Level of the Least Performing Reference Asset is less than its Barrier Level and you will receive a payment at maturity of $300.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 x -70.00%] = $300.00

The total return on investment of the Notes is -70.00%.

Examples 3 and 4 above demonstrate that, if the Notes are not automatically called, and if the Final Level of any Reference Asset is less than the Barrier Level for such Reference Asset, your investment in the Notes will be fully exposed to the negative performance of the Least Performing Reference Asset. You will not benefit in any way from the Reference Asset Return of the other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset.

If your Notes are not automatically called, you may lose up to 100% of the principal amount of your Notes.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Assets or the components of their underlying indices.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•     “Risk Factors—Risks Relating to the Securities Generally”; and

•     “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”

In addition to the risks described above, you should consider the following:

•     Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal. If the Notes are not automatically called, and if the Final Level of the Least Performing Reference Asset is less than its Barrier Level, your Notes will be fully exposed to the negative performance of such Reference Asset and you will lose some or all of your principal.  You may lose up to 100% of the principal amount of your Notes.

•     Potential Return is Limited—You will earn a positive return only if an Automatic Call occurs. If an Automatic Call does occur, the positive return on the Notes will be limited to the Call Premium applicable to the relevant Call Valuation Date. You will not participate in any appreciation of the Reference Assets above the return represented by the applicable Call Premium, which may be significant.

•     Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Notes will be automatically called if the Closing Level of each Reference Asset on any Call Valuation Date is equal to its respective Initial Level. Accordingly, the term of the Notes may be as short as approximately one year.

In the event than an Automatic Call occurs on either of the first two Call Valuation Dates, you may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No further payments will be made on the Notes after the relevant Call Settlement Date.  The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•     Whether or Not the Notes Will be Automatically Called Will Not be Based on the Values of the Reference Assets at Any Time Other than the Closing Levels on the applicable Call Valuation Date—Whether or not the Notes are automatically called will be based solely on the Closing Levels of the Reference Assets on the relevant Call Valuation Dates.  Accordingly, if the level of any Reference Asset drops on any Call Valuation Date such that the Closing Level falls below the Initial Level, your Notes will not be called on the relevant Call Valuation Date. As noted above, you will earn a positive return on the Notes if and only if an Automatic Call occurs on any Call Valuation Date.

•     If Your Notes Are Not Automatically Called, the Payment at Maturity is Not Based on the Value of Any Reference Asset at any Time Other than the Closing Level of the Least Performing Reference Asset on the Final Valuation Date—The Final Levels and the Reference Asset Returns will be based solely on the Closing Levels of the Reference Assets on the Final Valuation Date.  Accordingly, if the level of the Least Performing Reference Asset drops on the Final Valuation Date, the payment at maturity on the Notes may be significantly less than it would have been had it been linked to the level of such Reference Asset at a time prior to such drop.

If your Notes are not automatically called, your payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset.  If the Final Level of the Least Performing Reference Asset is less than the Barrier Level applicable to such Reference Asset, you will lose some or all of the principal amount of your Notes. Your losses will not be limited in any way by virtue of the Reference Asset Return of the other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset.

•     Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any payment upon an Automatic Call or at maturity, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.   In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•     You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•     No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Reference Assets or the stocks included in their underlying indices would have.

•     Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The level of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes.  The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes.  Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of either of the Reference Assets.

•     Certain Features of Exchange-Traded Funds Will Impact the Value of the Reference Assets and the Value of the Notes:

o     Management Risk.  This is the risk that the investment strategy for the Reference Assets, the implementation of which is subject to a number of constraints, may not produce the intended results.  An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices.  Because, however, the Reference Assets are not “actively” managed, they generally do not take defensive positions in declining markets and generally will not sell a security if the issuer of such security was in financial trouble. Accordingly, the performance of the Reference Assets could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o     Derivatives Risk.  The Reference Assets may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives.  A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index.  Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Reference Assets’ losses, and, as a consequence, the losses on your Notes, may be greater than if the Reference Assets invested only in conventional securities.

o     Tracking and Underperformance Risk (Particularly in Periods of Market Volatility). The performance of a Reference Asset may not replicate the performance of, and may underperform, its underlying index.  Each Reference Asset will reflect transaction costs and fees that will reduce its relative performance.

Moreover, it is also possible that a Reference Assets may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index due to differences in trading hours between the Reference Asset and its underlying index or due to other circumstances. During periods of market volatility, securities underlying a Reference Asset may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Reference Asset and the liquidity of the Reference Asset may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in a Reference Assets. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Reference Asset. As a result, under these circumstances, the market value of a Reference Asset may vary substantially from the net asset value per share of the Reference Asset. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

•     The Notes are Subject to Risks Associated with Non-U.S. Securities Markets—Some or all of the equity securities that are held by the Reference Assets are issued by foreign companies in foreign securities markets. Securities issued by foreign companies in foreign securities markets may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks than securities issued by U.S. companies, which may have a negative impact on the performance of the financial products linked to such securities, including the Notes.  The public availability of information concerning the issuers of such securities will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the issuers of these securities may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•     The Notes are Subject to Currency Exchange Risk—Because the price of each Reference Assets is related to the U.S. dollar value of the non-U.S. equity securities held in its portfolio, you will be exposed to the currency exchange rate risk with respect to each of the currencies in which such underlying securities trade. Currency exchange rates may be subject to a high degree of fluctuation based on a number of complex and unpredictable factors. Your net exposure will depend on the extent to which the currencies of the securities held by the relevant Reference Asset strengthen or weaken against the U.S. dollar and the relative weight those securities in the Reference Asset’s portfolio. If, taking into account that weighting, the dollar strengthens against the currencies of such securities, the value of that Reference Asset’s portfolio will be adversely affected, which is expected to have an adverse effect on the price per share of the Reference Asset, which may have a negative effect on the value of your Notes.

•     The Notes are Subject to Risks Associated with Emerging Markets—Because the Emerging Markets ETF invests in securities of companies located in emerging markets, an investment in the Notes will involve risks not generally associated with investments which have no emerging market component.  In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems.  Regulatory and tax environments may be subject to change without review or appeal.  Many emerging markets suffer from underdevelopment of capital markets and tax regulation.  The risk of expropriation and nationalization remains a threat.  Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data

•     The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•     The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•     The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•     The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•     The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•     We and Our Affiliates’  May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

We and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Assets or the components of their underlying indices. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes.  For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes.  As Calculation Agent, we will determine any values of the Reference Assets and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Reference Assets and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•     Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•     The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain—There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts, as described below under “Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected. In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

•     Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o     the market price of, dividend rate on and expected volatility of the Reference Assets and the components of their underlying indices;

o     the time to maturity of the Notes;

o     interest and yield rates in the market generally;

o     a variety of economic, financial, political, regulatory or judicial events;

o     supply and demand for the Notes; and

o     our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE REFERENCE ASSETS

We have derived all information contained in this pricing supplement regarding the EAFE ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the EAFE ETF’s prospectus dated December 1, 2016, as supplemented, and other publicly available information.  We have derived all information contained in this pricing supplement regarding the Emerging Markets ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the Emerging Markets ETF’s prospectus dated December 30, 2016 and other publicly available information.

We have not independently verified the information in the prospectus for any Reference Asset or any other publicly available information regarding any Reference Asset.  Such information reflects the policies of, and is subject to change by BlackRock Inc. and its affiliates (collectively, “BlackRock”).  Each Reference Asset is a separate investment portfolio maintained and managed by iShares® Trust.  BlackRock Fund Advisors (“BFA”) is currently the investment adviser to each Reference Asset.

The EAFE ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EFA”. The Emerging Markets ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EEM.”

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Reference Assets.  Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding iShares® Trust, BFA and the Reference Assets, please see the prospectus for each Reference Asset.  In addition, information about iShares® and the Reference Assets may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com.  We have not undertaken any independent review or due diligence of the SEC filings of the iShares® Trust, any information contained on the iShares® website or of any other publicly available information about the Reference Assets.  Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The EAFE ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in developed European, Australasian and Far Eastern markets, as measured by the MSCI EAFE Index. The Emerging Markets ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index.  For more information about the MSCI EAFE Index and the MSCI Emerging Markets Index, please see “—The MSCI Indices” below

As of October 16 2017, the EAFE ETF’s top five holdings by country were Japan (23.37%), the United Kingdom (17.62%), France (10.54%), Germany (9.64%) and Switzerland (8.10%).  As of October 16, 2017, the EAFE ETF’s top five holdings by sector were Financials (21.14%), Industrials (14.27%), Consumer Discretionary (12.09%), Consumer Staples (11.29%) and Health Care (10.47%).

As of October 16, 2017, the Emerging Markets ETF’s top five holdings by country were China (29.74%), South Korea (14.97%), Taiwan (11.62%), India (8.42%) and Brazil (7.46%).  As of October 16, 2017, the Emerging Markets ETF’s five largest sectors by holdings were Information Technology (26.97%), Financials (23.06%), Consumer Discretionary (10.39%), Energy (7.04%) and Materials (7.01%).

Each Reference Asset uses a representative sampling indexing strategy to try to track its underlying index.  Each Reference Asset generally invests at least 90% of its assets in securities of its underlying index and depository receipts representing securities in the relevant underlying index.  In addition, each Reference Asset may invest up to 10% of its assets in other securities, including securities not in the relevant underlying index, but which BFA believes will help the applicable Reference Asset track such index, futures contracts, options on futures contracts, other types of options and swaps related to the relevant underlying index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

As noted above, each Reference Asset pursues a “representative sampling” indexing strategy in attempting to track the performance of its underlying index. Representative sampling means that a Reference Asset generally invests in a representative sample of securities that collectively has an investment profile similar to that of its underlying index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the relevant underlying index. A Reference Asset may or may not hold all of the securities in its underlying index.

Correlation and Tracking Error

The MSCI EAFE Index and the MSCI Emerging Markets Index are theoretical financial calculations, while the Reference Assets are actual investment portfolios. The performance of a Reference Asset and its underlying index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is generally referred to as “tracking error”.

Industry Concentration Policy

Each Reference Asset will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the relevant underlying index is concentrated.  For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

The MSCI Indices

The MSCI EAFE Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in certain developed markets.  The MSCI Emerging Markets Index was developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

For more information about the MSCI Indices, generally, and the MSCI EAFE Index and MSCI Emerging Markets Index specifically, please see “Indices—The MSCI Indices” in the accompanying index supplement.

Disclaimer

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Performance of the EAFE ETF

The table below shows the high, low and final Closing Level of the EAFE ETF for each period noted below.  The graph below sets forth the historical performance of the EAFE ETF based on the daily Closing Levels from January 1, 2012 through October 16, 2017. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2012	55.80	49.15	54.90
June 30, 2012	55.51	46.55	49.96
September 30, 2012	55.15	47.62	53.00
December 31, 2012	56.88	51.96	56.82
March 31, 2013	59.89	56.90	58.98
June 30, 2013	63.53	57.03	57.38
September 30, 2013	65.05	57.55	63.79
December 31, 2013	67.06	62.71	67.06
March 31, 2014	68.03	62.31	67.17
June 30, 2014	70.67	66.26	68.37
September 30, 2014	69.25	64.12	64.12
December 31, 2014	64.51	59.53	60.84
March 31, 2015	65.99	58.48	64.17
June 30, 2015	68.42	63.49	63.49
September 30, 2015	65.46	56.25	57.32
December 31, 2015	62.06	57.50	58.75
March 31, 2016	57.80	51.38	57.13
June 30, 2016	59.87	52.64	55.81
September 30, 2016	59.86	54.44	59.13
December 31, 2016	59.20	56.20	57.73
March 31, 2017	62.60	58.09	62.29
June 30, 2017	67.22	61.44	65.20
September 30, 2017	68.48	64.83	68.48
October 16, 2017*	69.57	68.42	69.52

*For the period beginning on October 1, 2017 and ending on October 16, 2017

Historical Performance of the iShares® MSCI EAFE ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Historical Performance of the Emerging Markets ETF

The table below shows the high, low and final Closing Level of the Emerging Markets ETF for each period noted below.  The graph below sets forth the historical performance of the Emerging Markets ETF based on the daily Closing Levels from January 1, 2012 through October 16, 2017. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2012	44.76	38.23	42.94
June 30, 2012	43.54	36.68	39.19
September 30, 2012	42.37	37.42	41.32
December 31, 2012	44.35	40.14	44.35
March 31, 2013	45.20	41.80	42.78
June 30, 2013	44.23	36.63	38.57
September 30, 2013	43.29	37.34	40.77
December 31, 2013	43.66	40.44	41.77
March 31, 2014	40.99	37.09	40.99
June 30, 2014	43.95	40.82	43.23
September 30, 2014	45.85	41.56	41.56
December 31, 2014	42.44	37.73	39.29
March 31, 2015	41.07	37.92	40.13
June 30, 2015	44.09	39.04	39.62
September 30, 2015	39.78	31.32	32.78
December 31, 2015	36.29	31.55	32.19
March 31, 2016	34.28	28.25	34.25
June 30, 2016	35.26	31.87	34.36
September 30, 2016	38.20	33.77	37.45
December 31, 2016	38.10	34.08	35.01
March 31, 2017	39.99	35.43	39.39
June 30, 2017	41.93	38.81	41.39
September 30, 2017	45.85	41.05	44.81
October 16, 2017*	46.66	44.82	46.63

*For the period beginning on October 1, 2017 and ending on October 16, 2017

Historical Performance of the iShares® MSCI Emerging Markets ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TAX CONSIDERATIONS

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Reference Assets. Assuming this treatment is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes. This gain or loss on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” exclude from their scope instruments issued in 2017 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

Delivery of the Notes is expected to be made against payment for the Notes on the Issue Date indicated on the cover of this pricing supplement, which is the third business day following the Initial Valuation Date (that is, the Notes will have a settlement cycle referred to as “T+3”).  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.